Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Core Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	10,899,552	0.24		45,278,952	10.40
Class B	2,833,813	0.21		13,147,565 	10.40
Class C	2,687,940	0.21		12,705,983	10.40
Class I	80,098,427	0.26		297,234,554	10.40
Class IS	961,310	0.25		3,766,440	10.40
Class R	791,600	0.23		3,601,498	10.40

Evergreen Select High Yield	 Bond Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class I          4,794,766	0.31		14,333,264	9.05
Class IS         482,528   	0.30		1,612,343	9.05
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